UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address of principal executive offices) (Zip Code)

(480) 894-6311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 6, 2017, Mobile Mini, Inc. (the “Company”) and Mark E. Funk, the Executive Vice President and Chief Financial Officer of the Company, entered into a Transition Agreement relating to Mr. Funk’s decision to leave the Company. In exchange for fulfilling certain additional obligations to the Company, including remaining in his position through June 30, 2017, participating in an orderly transition of duties to a successor and remaining available to the Company on an as-needed basis for six months following his separation, the Company has agreed to give Mr. Funk the severance benefits outlined in his employment agreement relating to a termination “without Cause.” Under the terms of the agreement, Mr. Funk will receive cash payments of approximately $900,182 and the accelerated vesting of his unvested equity-based awards (other than certain performance-based restricted stock award).

The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Chief Financial Officer

In connection with the above referenced transition, Mr. Funk will remain as Chief Financial Officer with the Company until June 30, 2017 and will assist in the search for a new Chief Financial Officer and subsequent transition. The Company has launched an external search process and no replacement has yet been announced.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2017	MOBILE MINI, INC.

/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President and General Counsel